Exhibit 99.1

NEWS RELEASE

Contacts:	James E. Braun, CFO 281-362-6800 Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600

NEWPARK RESOURCES ANNOUNCES
PUBLIC OFFERING OF CONVERTIBLE SENIOR NOTES DUE 2017
     THE WOODLANDS, TX – September 27, 2010 – Newpark Resources, Inc. (NYSE: NR) (the “Company”) today announced a proposed registered public offering by the Company of $150,000,000 aggregate principal amount of Convertible Senior Notes due 2017 (the “Notes”). In addition, the Company expects to grant the underwriters the right to purchase within a 30-day period up to an additional $22,500,000 aggregate principal amount of Notes, solely to cover over-allotments. The Notes will be convertible at any time into shares of the Company’s common stock. The interest rate, conversion price, conversion rate and other terms will be determined by negotiations between the Company and the underwriters. The Company intends to use the net proceeds from the offering to repay existing indebtedness outstanding under the Company’s credit facility and for general corporate purposes.
     J.P. Morgan Securities LLC is acting as sole book-running manager for the offering.
     The offering will be made pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. When available, a copy of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC by submitting a request by mail to Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the Securities and Exchange Commission by the Company, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated.
     Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions.